     Exhibit 10.2
EXECUTION VERSION
July 30, 2025
Bertrand Loy
c/o Entegris, Inc.
129 Concord Road
Billerica, MA 01821
Dear Bertrand,

On behalf of Entegris, Inc. (“Entegris” or the “Company”) and its Board of Directors (the “Board”), I would like to thank you for your long service to the Company and its shareholders, during which you demonstrated exceptional leadership and made immeasurable contributions. We appreciate your willingness to provide continued support and expertise to the Company as Executive Chair of the Board (“Executive Chair”).

This Transition Services Agreement (this “Agreement”) is intended to set forth key terms of your employment during the Term (as defined below). Except as expressly modified by this Agreement, the terms and conditions of the Executive Employment Agreement by and between you and the Company effective November 28, 2012 (the “Employment Agreement”), including the rights and the obligations of you and the Company thereunder, will remain unchanged and in full force and effect, including, without limitation, obligations and restrictive covenants under Section 7 and 9 of the Employment Agreement.

This Agreement does not modify the terms of your Executive Change of Control Termination Agreement with the Company dated August 10, 2005, as amended on April 26, 2013 and February 5, 2020.

1.Position and Duties.

a.Upon the Effective Date (as defined below), you agree to provide services as Executive Chair pursuant to this Agreement, reporting directly to the Board. As Executive Chair, your responsibilities will include assisting with the transition of responsibilities and business relationships to the successor Chief Executive Officer, participating in Board activities as a non-independent director, advising on, as requested, matters such as corporate development, business strategy, investor and public relations and other key stakeholder relationships, and assisting in Board member recruiting. You and the Company agree that, based on the anticipated level of services that you will perform for the Company during the Term, you are not expected to experience a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder during the Term.

b.You agree to devote your business time and efforts to the business and affairs of the Company to the extent necessary and appropriate for the diligent performance of the duties and responsibilities assigned to you hereunder, subject to periods of vacation and sick leave to which you are entitled. Notwithstanding the foregoing, you may serve on civic or charitable boards or committees and manage your personal investments and affairs, and continue to serve on any corporate board of directors on which you serve as of the Effective Date, to the extent such activities do not materially interfere with the performance of your duties and responsibilities hereunder. In addition, after consultation with the Board or the Governance & Nominating Committee of the Board, as to appropriateness with regard to your duties and responsibilities to the Company, you may also serve on other corporate boards of directors of corporations which are not Competitors (as defined in the Employment Agreement), provided, however, that you will at no time during the term of this Agreement serve on the board of directors of more than two publicly traded corporations other than the Company. In no event during the Term will you knowingly invest in any business which materially competes with the Company.

2.Effectiveness; Term.

a.The “Term” will commence on the Effective Date and end on the End Date (inclusive).

b.The “Effective Date” will be the employment start date of your successor as President and Chief Executive Officer of the Company, which is anticipated to occur on August 18, 2025.

c.On the Effective Date, you will cease to serve as President and Chief Executive Officer of the Company and will begin to serve as Executive Chair. Thereafter, you agree to serve as Executive Chair until the earlier of (x) the date this Agreement and your employment is terminated by the Company or you for any reason and (y) July 31, 2026, unless you and the Company (the “Parties”) mutually agree to extend this Agreement, in which case such date will be the date mutually agreed between the Parties (the earlier of (x) and (y), the “End Date”).

d.During the Term, the Company will cause you to be nominated for election as a member of the Board, with your continued service on the Board subject to approval by the Company’s shareholders.

e.Upon termination of your employment for any reason and unless otherwise agreed to by the Parties, you will be deemed to have resigned, without any further action by you, from any and all officer positions that you, immediately prior to such termination, held with the Company and from any and all officer and director positions that you, immediately prior to such termination, held with any of its affiliates. If for any reason this Agreement is deemed to be insufficient to effectuate such resignations, then you will, upon the Company’s request, execute any documents or instruments that the Company may deem necessary or desirable to effectuate such resignations.

3.Satisfaction of Retirement Vesting Conditions and Related Provisions.

Effective upon the Effective Date:

a.The Parties acknowledge and agree that you have satisfied all Company age, service and notice requirements necessary for your termination of employment with the Company to constitute a “retirement” (as defined in the award agreements for the Company equity awards granted to you in 2025, with such “retirement” definition to apply globally for purposes of this Agreement, provided that, for the avoidance of doubt, continued service as a non-employee director of the Company shall not be included when determining the date of retirement) and that you have satisfied the notice requirement to comply with the “retirement vesting criteria” (as defined in the award agreements for the Company equity awards granted to you in 2025, with such “retirement vesting criteria” definition to apply globally for purposes of this Agreement), including with respect to all outstanding Company equity awards that you hold as of the Effective Date (“Outstanding Awards”), as well as for purposes of the FY26 Awards and Pro Rata Bonus (as in each case, as defined below);

b.Outstanding Awards and FY26 Awards will be exercisable through the earlier of (x) four (4) years following the date of your retirement and (y) the award’s original expiration date, in each case, if such awards are vested stock options;

c.The Parties acknowledge and agree that if your employment is terminated by the Company without “Cause” (as defined in the Employment Agreement), your termination of employment will be deemed a retirement for purposes of the Outstanding Awards to the extent a greater percentage of the Outstanding Award would vest in connection with your retirement than in connection with a termination without Cause; and

d.You waive certain rights to resign for Good Reason in connection with the Outstanding Awards, as further set forth in Section 5 hereof.

This Agreement does not modify Outstanding Award terms, except as otherwise provided in this Section 3

4.Compensation. During the Term, the Company agrees to pay you the following compensation:

a.Base Salary. Beginning on the Effective Date, your annual base salary rate will be $800,000, less applicable deductions and tax withholdings.

b.Variable Compensation.

i.During the Term, you will be eligible to participate in the Entegris Incentive Plan or its successor (“EIP”), with a target bonus of 105% of your base salary, subject to Entegris performance against set annual goals.

ii.For 2025, your target annual bonus will be determined for the period from January 1, 2025 through the date prior to the Effective Date based on your base salary rate and target EIP bonus percentage as in effect immediately prior to the Effective Date, and for the period from the Effective Date through December 31, 2025, based on your $800,000 base salary rate and target EIP bonus percentage of 105%.

iii.For 2026, your target annual bonus will equal 105% of your 2026 annual base salary rate.

iv.Your EIP bonus is subject in all cases to details established by the Board or the Management Development & Compensation Committee of the Board and the EIP Plan document, as it may be established and modified from time to time.

v.Your receipt of any EIP bonus during the Term will generally be contingent on your continued employment with the Company on the last day of the performance period applicable to the EIP, except as provided in Section 4(b)(vi).

vi.In connection with a termination of your employment from the Company, the following provisions will apply to your EIP bonus:

1.If your employment with the Company is terminated due to your death, Disability (as defined in the Employment Agreement), retirement or by the Company without Cause during an EIP performance period, you will be entitled to receive an amount equal to the product of (x) your target bonus opportunity for the performance period, (y) a fraction representing the percentage of the performance period that you served in a Qualifying Position and (z) the percentage factor determined by the Committee representing the percentage of target performance achieved based on actual performance for the full performance period (such product, the “Pro Rata Bonus”). The Pro Rata Bonus will be payable at the same time such EIP bonus is paid to other similarly situated active employees.

a.“Qualifying Position” will mean Executive Chair, provided that, for 2025, Qualifying Position will also mean President and Chief Executive Officer.

2.If you terminate employment with the Company prior to 2026, you will receive no EIP bonus for the 2026 performance period.

3.If your employment is terminated by the Company for Cause, you will not be entitled to any EIP bonus to the extent such bonus was unpaid as of your termination of employment, notwithstanding anything to the contrary herein.

c.Fiscal Year 2026 Equity Awards.

i.Subject to the Board’s approval, you will receive a grant of annual long-term incentive awards in fiscal 2026 with a cumulative target grant date value of $5,825,000 (the “FY26 Awards”).

ii.The target grant date value of the FY26 Awards will be converted into equity awards based on Entegris’ standard practice, with the equity award mix to conform generally with the equity award mix that applies to other Entegris executive officer awards during its annual 2026 equity grant cycle.

iii.The FY26 Awards will be subject to the same vesting terms and conditions that apply to the awards granted to Entegris executive officers during its annual 2026 equity grant cycle, including, without limitation, the performance goals applicable to PSUs and continued service requirements through the vesting dates(s).

iv.Notwithstanding the foregoing, in the event of a termination of your employment from the Company due to your retirement or a termination without Cause, a pro rata portion of the FY26 Awards would continue to vest per the vesting schedule set forth in the applicable award agreement (or, for

PSUs, remain outstanding subject to attainment of the applicable performance metrics). The proration factor will be determined by dividing (x) the number of days you served as Executive Chair during 2026 by (y) 365, and with any PSU payout factor determined based on actual performance against the performance goals applicable to the PSUs.

d.Benefits. During the Term, Section 3.4 of the Employment Agreement will continue to apply.

e.Director Compensation. During the Term, you will not be entitled to earn compensation for your director service on Entegris’ Board. Following the End Date, you will be eligible to earn compensation on a go-forward basis for your service as a non-employee director on the Board in accordance with the Company’s non-employee director compensation program, as it may be amended from time to time.

5.Good Reason Waiver. By signing below, and in consideration of the compensation you will receive during the Term, you hereby acknowledge and agree that, (x) notwithstanding anything to the contrary in the Employment Agreement or any other agreement between you and the Company, “Good Reason” (as defined in such agreements) has not occurred as a result of or in connection with your transition from the position of President and Chief Executive Officer to Executive Chair, including, without limitation, in relation to changes in the nature or scope of your responsibilities, duties or authority in connection with such transition or changes in your base salary, other compensation or severance entitlements as contemplated by this Agreement and (y) upon and following the Effective Date, you will no longer have an opportunity to resign for Good Reason in any instance under the Employment Agreement (such that Sections 1.9 and 6.3 of the Employment Agreement will be deemed to have been amended and restated in their entirety to be replaced with the phrase [Reserved] and Section 5 of the Employment Agreement will be deemed to have been amended to strike the phrase “for Good Reason.”)

6.Termination of Employment. Section 6 of the Employment Agreement will remain in full force and effect, except as modified herein, with such modifications effective upon the Effective Date:

a.Section 6.2 of the Employment Agreement will be amended, restated and superseded in its entirety with the following, with defined terms and section references having the meanings ascribed to them in the Employment Agreement, except as otherwise expressly provided:

i.6.2. By Employer Without Cause. At any time during the Term (as defined in the Transition Services Agreement by and between the Executive and the Company dated as of July 30, 2025 (the “Transition Services Agreement”)), the Company may terminate the Executive’s employment for any reason other than Cause (and other than as a result of the Executive’s death or disability).

In the event of such termination of Executive’s employment by the Company without Cause, the Company will pay Executive (i) the Accrued Rights and (ii) the Pro Rata Bonus (as defined in the Transition Services Agreement), payable at the same time such EIP bonus is paid to other similarly situated active employees and (iii) pro rata continued vesting of the FY26 Awards (as defined in, and in accordance with, the Transition Services Agreement).

For the avoidance of doubt, the Executive shall not be eligible to receive any base salary continuation or continued health and dental benefits (aside from under the Consolidated Omnibus Budget Reconciliation Act of 1985) following the Executive’s termination of employment by the Company without Cause, including under Section 6.2(ii)-(iii) of the Executive’s Executive Employment Agreement with the Company dated as of November 28, 2012.

With respect to Outstanding Awards (as defined in the Transition Services Agreement) and FY26 Awards that are vested stock options, such awards shall be exercisable through the earlier of (x) four (4) years following the date of the Executive’s termination of employment with the Company and (y) the award’s original expiration date.

For the avoidance of doubt, the Executive’s termination of employment without Cause will be deemed a retirement (as defined in the Transition Services Agreement) for purposes of all Outstanding Awards and the FY26 Awards.

The benefits provided in this Subsection 6.2 are expressly conditioned on Executive fulfilling his obligations under Sections 7 and 9 below.

b.Section 6.3 of the Employment Agreement will be amended, restated and superseded in its entirety with the phrase [Reserved.]

c.Sections 6.1, 6.4, 6.5 and 6.6 of the Employment Agreement will remain in full force and effect without modification.

7.Indemnification. During the Term, you will continue to receive the same or comparable indemnification protections and directors’ and officers’ liability insurance coverage as those applicable to you immediately prior to the Effective Date. For the avoidance of doubt, the Indemnification Agreement between you and the Company shall remain in full force and effect in accordance with its terms and shall not be amended, superseded, or otherwise affected by this Agreement.

8.Stock Ownership Guidelines. You will be expected to maintain compliance with the Company’s Stock Ownership Guidelines applicable to the Executive Chair level, pursuant to which you must retain ownership of Company shares having an aggregate market value equal to six times your annual base salary.

9.Recoupment Policy. Certain compensation paid or provided to you is subject to the terms of the Amended and Restated Entegris, Inc. Clawback Policy, as in effect from time to time.

10. 409A. This Agreement and the payments and benefits referenced herein are intended to be exempt from, or to the extent subject thereto, comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon your termination of employment will be payable only upon your “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”). Notwithstanding anything in this Agreement or any other agreement providing compensatory payments to you to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A, any payment of compensation or benefits to which you are entitled under this Agreement or any other compensatory plan or agreement that is considered nonqualified deferred compensation under Section 409A payable as a result of your Separation from Service will be delayed to the extent required in order to avoid a prohibited distribution under Section 409A until the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence will be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due to you under this Agreement or any other compensatory plan or agreement will be paid as otherwise provided herein or therein. For purposes of Section 409A, each amount to be paid or installment or benefit to be provided under this Agreement will be construed as a separate identified payment.

11.Certain Relationships of this Agreement to the Employment Agreement and Award Agreements.

a.As of the Effective Date, the following sections of this Agreement amend and supersede (collectively “supersede”) the following sections of the Employment Agreement in their entirety: Section 1 of this Agreement supersedes Section 2 of the Employment Agreement, Section 2 of this Agreement supersedes Section 4 of the Employment Agreement, and Section 4 of this Agreement supersedes Section 3 of the Employment Agreement except with respect to Section 3.4 of the Employment Agreement (which remains in effect through the Term of this Agreement).

b.Section 10 of this Agreement is intended to supplement Section 10 of the Employment Agreement.

c.Upon and following the Effective Date, (i) references to “this Agreement” in the Employment Agreement shall mean the Employment Agreement as modified by this Transition Services Agreement (the “Modified Agreement”) and the first sentence in the release in Attachment A to the Employment Agreement shall be deemed to refer to the Modified Agreement, (ii) the recitals to the Employment Agreement shall be disregarded and (iii) the reference to “Chief Executive Officer” in Section 8 of the Employment Agreement shall be deemed replaced with “Executive Chair”.

d.The restrictive covenants under any of your Company equity award agreements shall continue to apply in accordance with the terms of the applicable equity award agreements.

12.Severability: If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.

13.Miscellaneous. This Agreement may be amended only by a written instrument signed by the you and the Company. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, other than the provisions thereof relating to conflict of laws. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, heirs, executors, administrators (with respect to you) and assigns. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
Entegris reserves the right to make changes to its plans at any time. Your employment with Entegris is at-will and either party can terminate the employment relationship at any time with or without cause and with or without notice.
[Signature Page Follows]

Please indicate your acceptance of the terms of this Agreement by signing below. Upon your signature below, effective upon the Effective Date, this will become our binding agreement with respect to your employment and its terms, merging and superseding in their entirety all other or prior written or oral offers, agreements and communications, except as otherwise provided herein. In accepting this Agreement and signing below, you acknowledge that you have not relied upon any statement, promise, agreement or representation not set forth in this Agreement.
We are excited about the future of Entegris and your continued leadership in the role of Executive Chair.
Best regards,

/s/ James F. Gentilcore
James F. Gentilcore
Lead Independent Director of the Board of Directors of Entegris

By signing below, I acknowledge, agree, and attest that I have reviewed the information above, accept the terms of this Transition Services Agreement, and am the person whose name appears at the top of this Agreement.

ACCEPTED:

/s/ Bertrand Loy
Bertrand Loy

Date: July 30, 2025